Exhibit 10.1

AMENDMENT NO. 1 TO THE
APPLIED MATERIALS, INC.
2016 DEFERRED COMPENSATION PLAN

APPLIED MATERIALS, INC., having adopted the Applied Materials, Inc. 2016 Deferred Compensation Plan (the “Plan”) effective as of January 1, 2005, and having since, amended and/or restated the Plan on several occasions, including having renamed it as of October 12, 2015, hereby again amends the Plan, as follows:

1.	Section 7.1 is amended in its entirety to read as follows:
7.1     Administration. The Plan shall be administered by the Administrative Committee consisting of (a) the Corporate Vice President, Global Rewards, of the Company (the “CVP Global Rewards”); (b) the Corporate Controller of the Company (or an employee of the Company or an Affiliate appointed by the Corporate Controller; and (c) the Corporate Treasurer of the Company (or an employee of the Company or an Affiliate appointed by the Corporate Treasurer). The CVP Global Rewards also may appoint to Administrative Committee membership up to two additional employees of the Company or an Affiliate. The CVP Global Rewards shall chair the Administrative Committee. Any appointed member of the Committee may be removed by the applicable appointing authority at any time. The Administrative Committee shall have the exclusive right and full discretion (i) to appoint agents or other delegates to act on its behalf and to appoint the Global Rewards Department of the Company to act on its behalf in the day to day administration of the Plan, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations by the Administrative Committee and its agents or other delegates with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby and shall be given the maximum possible deference permitted by law. No member of the Administrative Committee or agent or other delegate thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. Each of the Employers shall indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons. Each decision of a majority of the members of the Administrative Committee then in office shall constitute the final and binding act of the Administrative Committee. The Administrative Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken. Except as otherwise specifically or generally directed by the Administrative Committee, any action of the Administrative Committee may be evidenced by a writing signed by any member thereof.

7.    This Amendment No. 1 to the restated Plan is effective as of September 1, 2016.
IN WITNESS WHEREOF, Applied Materials, Inc., by its duly authorized officer, has executed this Amendment No. 1 to the restated Plan on the date specified below.
Date: December 22, 2016.             APPLIED MATERIALS, INC.

By /s/ Gregory Lawler
Gregory Lawler
     Corporate Vice President, Global Rewards

Applied Materials, Inc. - Confidential